Exhibit 10.4

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 09-21
)
)
FIRST FEDERAL BANKSHARES, INC.	)	Effective Date: July 31, 2009
)
Sioux City, Iowa	)
OTS Docket No. H3439)
)

ORDER TO CEASE AND DESIST

WHEREAS, First Federal Bankshares, Inc., Sioux City, Iowa, OTS Docket No. H3439 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

Cease and Desist.

1.           The Holding Company and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling or the aiding and abetting the unsafe or unsound practices that resulted in the operation of the Holding Company with insufficient capital for its risk profile and with inadequate earnings.

Business Plan.

2.           (a)   By August 31, 2009, the Board shall adopt and submit to the Regional Director, for review and comment, a detailed business plan for enhancing the consolidated capital and earnings of the Holding Company (Business Plan).  The Business Plan shall cover the period beginning with the quarter ending June 30, 2009 through the quarter ending December 31, 2011.  At a minimum, the Business Plan shall address the following components:

(i)	Capital infusions to attain no later than December 31, 2009 and thereafter maintain at the Holding Company’s wholly-owned savings association subsidiary, Vantus Bank, Sioux City, Iowa, OTS Docket No. 00190 (Association): (A) Tier 1 (Core) Capital Ratio of at least eight percent (8%); and (B) Total Risk-Based Capital Ratio of at least twelve percent (12%);

(ii)	Specific strategies for raising additional capital;

(iii)	Quarterly pro forma capital projections taking into consideration the current and projected earnings and the risk profile of the consolidated Holding Company’s assets;

(iv)	Quarterly detailed pro forma balance sheets and income statements for a rolling three-year period beginning with June 30, 2009 and ending December 31, 2011; and

First Federal Bankshares, Inc.
Order to Cease and Desist

(v)	Detailed descriptions of all relevant assumptions and projections and the supporting documentation for all relevant assumptions and projections.

(b)   Within thirty (30) days after receiving any written comments from the Regional Director, the Board shall revise the Business Plan based on comments from the Regional Director.  Thereafter, the Board shall adopt and the Holding Company shall implement and comply with the Business Plan. Within five (5) days of Board approval of the Business Plan, the Holding Company shall send a copy of the final Business Plan adopted by the Board, along with the Board meeting minutes reflecting its adoption to the Regional Director.

               (c)  Once the Business Plan is implemented, the Holding Company shall operate within the parameters of its Business Plan.  Any proposed material deviations from the Business Plan, including changes proposed by the Holding Company, must be submitted for the prior, written non-objection of the Regional Director.  Requests for any material deviations or changes must be submitted at least sixty (60) days before a proposed change is implemented.  The Holding Company shall notify the Regional Director regarding any material event affecting or that may affect the balance sheet, capital, or the cash flow of the Holding Company within five (5) business days after such event.

3.             (a)  On a quarterly basis, beginning with the quarter ending September 30, 2009, the Holding Company shall prepare and submit to the Board a report that compares projected operating results contained within the Business Plan to actual results (Business Plan Variance Report).  The Board shall review each Business Plan Variance Report and address external and internal risks that may affect the Holding Company’s ability to successfully implement the Business Plan.  This review shall include, but not be limited to, adverse scenarios relating to asset or liability mixes, interest rates, staffing levels and expertise, operating expenses, marketing costs, and economic conditions in the markets where the Holding Company is operating.  The Board’s review of each Business Plan Variance Report and assessment of the Holding Company’s compliance with the Business Plan shall be fully documented in the appropriate Board meeting minutes.

First Federal Bankshares, Inc.
Order to Cease and Desist

                (b)  Within forty-five (45) days after the close of each quarter beginning with the quarter ending September 30, 2009, the Board shall provide the Regional Director with a copy of each Business Plan Variance Report and the Board meeting minutes for the Board meeting at which such report was discussed.

Dividends.

4.           Effective immediately, the Holding Company shall not declare, make, or pay any dividends or other capital distributions or purchase, repurchase or redeem or commit to purchase, repurchase, or redeem any Holding Company’s common shares without the prior written non-objection of the Regional Director.  The Holding Company shall submit its written request for non-objection to the Regional Director at least sixty (60) days prior to the anticipated date of the proposed dividend, capital distribution, or stock transaction.  The written request for such notice of non-objection shall: (a) contain current and pro forma projections regarding the Holding Company’s capital, asset quality, and earnings and the Association’s capital, asset quality, and earnings; and (b) address compliance with the Business Plan required by paragraph 2 of this Order.

First Federal Bankshares, Inc.
Order to Cease and Desist

Debt Restrictions.

5.           The Holding Company shall not, directly or indirectly, incur, renew, roll over, or increase any debt or commit to do so without the prior written non-objection of the Regional Director.  The Holding Company’s requests for Regional Director non-objection to engage in such debt transactions, at a minimum, shall: (a) describe the purpose of the proposed debt; (b) set forth and analyze the terms of the proposed debt and covenants; (c) analyze the Holding Company’s current cash flow resources available to satisfy such debt repayment; and (d) set forth the anticipated source(s) of repayment of the proposed debt.  For purposes of this paragraph of the Order, the term “debt” includes, but is not limited to loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt.  For purposes of this paragraph of the Order, the term “debt” does not include liabilities incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable under generally accepted accounting principles.

Severance and Indemnification Payments.

6.         Effective immediately, the Holding Company shall not make any golden parachute payment1 or any prohibited indemnification payment2 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 CFR Part 359.

Directorate and Management Changes.

7.           Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers3 set forth in 12 C.F.R. Part 563, Subpart H.

1 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
2 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).
3 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

First Federal Bankshares, Inc.
Order to Cease and Desist

Employment Contracts and Compensation Arrangements.

8.                      Effective immediately, the Holding Company shall not enter into, renew, extend, or revise any contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed written description of the compensation arrangement to be offered to such director or officer, including all benefits and perquisites.  The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359.

Effective Date, Incorporation of Stipulation.

9.           This Order is effective on the Effective Date as shown on the first page.  The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

10.           This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

11.           Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

12.           The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension.  Any OTS extension shall be made in writing.

Submissions and Notices.

13.           All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

First Federal Bankshares, Inc.
Order to Cease and Desist

14.           Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

(a)	To the OTS:

Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois 60606
Facsimile: (312) 917-5001

(b)	To the Holding Company:

Chairman of the Board
First Federal Bankshares, Inc.
329 Pierce Street
Sioux City, Iowa 51101
Facsimile: (712) 277-0224

No Violations Authorized.

15.           Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ Daniel T. McKee
Daniel T. McKee
Regional Director, Central Region

Date: See Effective Date on page 1

First Federal Bankshares, Inc.
Order to Cease and Desist